Exhibit 10.2(b)
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of January 30, 2015, between CHATHAM LODGING TRUST, a Maryland real estate investment trust (“Company”), and PETER WILLIS (“Executive”), recites and provides as follows:

WHEREAS, the Company and Executive entered into an Employment Agreement effective April __, 2010 (“Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement on the terms and conditions stated hereinafter.

NOW, THEREFORE, in consideration of the premises and mutual obligations set forth herein and in the Employment Agreement, the parties hereto hereby agree as follows:

1.    Section 11(b) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“The Company shall pay an amount equal to three (3) times the Executive’s Base Salary at the rate in effect on the Date of Termination (or, in the case of a Voluntary Termination for Good Reason, at the rate in effect before a reduction in Base Salary that constitutes Good Reason for resignation), such payment to be made in a single cash payment.”

2.    Section 11(c) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“The Company shall pay an amount equal to three (3) times the highest annual bonus paid to the Executive for the three (3) fiscal years of the Company ended immediately before the Date of Termination.”

3.     Section 11(e) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“The Company shall pay an amount equal to three (3) times the annual premium or cost paid by the Company for the health, dental and vision insurance coverage for the Executive and the Executive’s eligible dependents as in effect on the Date of Termination plus an amount equal to three (3) times the annual premium or cost paid by the Company for disability and life insurance coverage for the Executive as in effect on the Date of Termination, such payment to be made in a single cash payment.

No benefits will be paid or provided to, or on behalf of, the Executive under this Section 11 unless and until the Executive has signed a release and waiver of claims acceptable to the Company, releasing the Company and its officers, directors and affiliates from all claims the Executive has or may have against such parties, and such release and waiver of claims has become binding and irrevocable no later than the sixtieth (60th) day after the Executive’s termination of employment. The cash benefits payable under this Section 11 shall be paid on the fifth (5th) business day after the Executive’s release and waiver of claims has become binding and irrevocable.”

4.     The terms and provisions of the Employment Agreement shall not be deemed to have been changed except as expressly modified hereby, and as so modified the Employment Agreement shall remain in full force and effect.

5.    Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the 30th day of January, 2015.

CHATHAM LODGING TRUST, a Maryland real estate investment trust

By:	/s/ Jeffrey H. Fisher
Name: Jeffrey H. Fisher
Title: Chairman, President and Chief Executive Officer

PETER WILLIS

/s/ PETER WILLIS